Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

REDWOOD CITY, CA – November 8th, 2006 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the third quarter ended September 30, 2006. Net loss for the third quarter of 2006 was $16.7 million compared to $11.5 million for the third quarter of 2005.

“During the quarter we completed enrollment in two ongoing glufosfamide clinical trials for the treatment of advanced pancreatic cancer and we received orphan drug designation in the U.S. for glufosfamide,” said Barry Selick, Threshold’s chief executive officer.

Operating Expense Analysis

Research and development expenses were $14.0 million for the third quarter of 2006 versus $9.1 million for the third quarter of 2005. The increase in research and development expenses primarily reflects higher clinical development expenses for the Company’s clinical trials of glufosfamide, activities related to closing out two TH-070 clinical trials, and preclinical activities related to TH-302, the Company’s IND (Investigational New Drug) candidate. Research and development expenses also increased as a result of $0.6 million in severance benefits related to the corporate realignment that was announced in August 2006.

General and administrative expenses were $3.9 million for the third quarter of 2006 versus $3.2 million for the same quarter last year. The increase in general and administrative expenses primarily reflects increased personnel-related expenses, including $0.4 million in severance benefits related to the corporate realignment that was announced in August 2006.

Total non-cash stock compensation expense for the Company was $2.6 million for the third quarter of 2006 versus $2.3 million for the third quarter of 2005. The Company recognized revenue of $0.4 million in the third quarter of 2006 related to an upfront payment pursuant to a pre-existing development agreement.

For the nine months ended September 30, 2006, Threshold reported a net loss of $46.1 million compared to a net loss of $29.3 million for the same period last year. This $16.8 million increase in the net loss primarily reflects higher clinical trial expenses and, to a lesser extent, increased personnel-related expenses, including $1.0 million in severance benefits related to the corporate realignment.

As of September 30, 2006, Threshold had $63.5 million in cash and marketable securities.

The Company expects cash used for operations will be in the range of $49 to $54 million for its 2006 fiscal year, and expects its cash and investments at year end will be in the range of $46 to $51 million. The Company expects current cash and investments to be sufficient to fund projected activities at least through the middle of 2008.

Research and Development

In September 2006, the U.S. Food and Drug Administration granted orphan drug designation to Threshold’s product candidate, glufosfamide, for the treatment of pancreatic cancer. The Company currently has two clinical trials ongoing to assess the safety and efficacy of glufosfamide as a possible treatment of pancreatic cancer.

The Company expects to have top-line results from a pivotal Phase 3 trial of glufosfamide for the second-line treatment of pancreatic cancer and from a Phase 2 trial of glufosfamide in combination with gemcitabine for first-line treatment of pancreatic cancer by the end of this year. The Company plans to start additional Phase 2 trials of glufosfamide in all, or a subset of, ovarian cancer, sarcoma and small cell lung cancer by the end of this year. In addition, the Company plans to continue a Phase 1 trial of 2DG in patients with solid tumors, with top-line results expected in the beginning of 2007.

The Company continues to expect to file an IND application by the middle of 2007 for TH-302, a hypoxically activated prodrug designed to exploit low oxygen levels in tumors.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of small molecule therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates, clinical trial progress and results, and potential therapeutic uses and benefits of our product candidates and financial results, estimates and projections. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to attract and retain employees, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 10, 2006 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue	$359	$331	$1,077	$331

Operating expenses
Research and development	13,990	9,110	38,491	22,233
General and administrative	3,936	3,215	11,512	8,520

Total Operating Expenses	17,926	12,325	50,003	30,753

Loss from operations	(17,567)	(11,994)	(48,926)	(30,422)

Interest and other income	907	476	2,972	1,195
Interest expense	(53)	(8)	(112)	(25)

Net Loss	$(16,713)	$(11,526)	$(46,066)	$(29,252)

Basic and diluted loss per common share	$(0.46)	$(0.40)	$(1.27)	$(1.18)

Weighted-average shares used in computing basic and diluted loss per common share	36,502	28,961	36,181	24,721

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$63,463	$99,654
Prepaid expenses and other current assets	766	563
Property and equipment, net	3,399	1,667
Other assets	509	217

Total assets	$68,137	$102,101

Liabilities and stockholders’ equity
Total current liabilities	$12,264	$9,562
Long-term liabilities (2), (3)	3,775	3,171
Stockholders’ equity	52,098	89,368

Total liabilities and stockholders’ equity	$68,137	$102,101

(1)	Derived from audited financial statements
(2)	Includes as of September 30, 2006 and December 31, 2005, $1.5 million and $0.2 million, respectively of long-term debt under the Company’s loan and security agreement
(3)	Includes as of September 30, 2006 and December 31, 2005, $1.8 million and $2.9 million, respectively of deferred revenue related to the development agreement with MediBIC Co. Ltd.